UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2012

Riverview Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	333-153486-99	26-3853402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3rd and Market Streets, Halifax, PA	17032
(Address of principal executive offices)	(Zip Code)

(717) 896-3433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2012, a Supplemental Executive Retirement Plan Agreement (“the agreement”) was adopted by and between Riverview Bank (the “Bank”), the wholly owned banking subsidiary of the Registrant, and Mr. Brett D. Fulk, the Chief Operating Officer of the Bank.  The purpose of the agreement is to provide specific benefits to Mr. Fulk who contributes materially to the growth, development and future business success of the Bank.  Among various provisions, the material terms of the agreement are summarized as follows:

1.     Upon separation of services with the Bank after attaining the normal retirement age or in the event of a change in control prior to the normal retirement age followed by a separation in service, the Bank shall distribute to Mr. Fulk $20,000 per year in 12 equal monthly installments commencing on the first day of the month following the normal retirement date.  If the separation of service occurs after Mr. Fulk’s normal retirement age, the annual benefit shall be increased by 0.3274% for each full month between the normal retirement age and the separation of service.  The Bank may make additional discretionary increases.  The annual benefit shall be paid to Mr. Fulk for 20 years.

2.     If Mr. Fulk initiates early termination, as defined by the agreement, an annual benefit will be distributed to Mr. Fulk based upon a schedule where no benefit would be paid within the first three years of signing the agreement and amounts thereafter shall be increased by a pro-rated amount relative to Mr. Fulk’s service during the partial plan year in which separation from service takes place.  The Bank shall distribute this annual benefit to Mr. Fulk in 12 equal monthly installments commencing on the first day of the month following the normal retirement age.  The annual benefit shall be paid to Mr. Fulk for 20 years.

3.     If Mr. Fulk’s suffers from a disability, as defined by the agreement, an annual benefit will be distributed to Mr. Fulk based upon a schedule where no benefit would be paid within the first year of signing the agreement and amounts thereafter shall be increased by a pro-rated amount relative to Mr. Fulk’s service during the partial plan year in which separation from service takes place.  The Bank shall distribute this annual benefit to Mr. Fulk in 12 equal monthly installments commencing on the first day of the month following his disability.  The annual benefit shall be paid to Mr. Fulk for 20 years.

4.     If Mr. Fulk dies prior to separation of services, the Bank shall distribute to Mr. Fulk’s designated beneficiary the benefit defined in a schedule defined as the pre-retirement death benefit for the plan year ended immediately prior to the date on which the separation of service due to death occurs.  The lump sum benefit amount shall be increased by a pro-rated amount relative to Mr. Fulk’s service during the partial plan year in which the separation from service due to death takes place.  The Bank shall distribute the benefit to the designated beneficiary in a lump sum within 60 days following Mr. Fulk’s death.

5.     The Bank shall not distribute any benefit under this agreement if Mr. Fulk’s employment with the Bank is terminated by the Bank due to a termination for cause, as defined by the agreement.

The agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

99.1	Form of Supplemental Executive Retirement Plan Agreement by and between Riverview Bank, the wholly owned subsidiary of the Registrant, and Brett D. Fulk dated January 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

RIVERVIEW FINANCIAL CORPORATION
(Registrant)

Dated: January 17, 2012	/s/ Robert M. Garst
Robert M. Garst
Chief Executive Officer

Exhibit Index

99.1	Form of Supplemental Executive Retirement Plan Agreement by and between Riverview Bank, the wholly owned subsidiary of the Registrant, and Brett D. Fulk dated January 6, 2012.